AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 25, 2002

REGISTRATION NO. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

PROVINCE HEALTHCARE COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	62-1710772 (IRS Employer Identification No.)

105 Westwood Place, Suite 400
Brentwood, Tennessee 37027
(Address of Principal Executive Offices)

Province Healthcare Company
1997 Long-Term Equity Incentive Plan
Employee Stock Purchase Plan
(Full Title of the Plan)

Howard T. Wall, III, Esq
Province Healthcare Company	Copies to:
105 Westwood Place, Suite 400	L. Hunter Rost, Esq.
Brentwood, Tennessee 37027	Waller Lansden Dortch & Davis,
(Name and address of agent for service)	A Professional Limited Liability Company
(615) 370-1377	2100 Nashville City Center
(Telephone number, including area code,	511 Union Street
of agent for service)	Nashville, Tennessee 37219

CALCULATION OF REGISTRATION FEE

Title of Each Class			Proposed Maximum	Proposed Maximum
of Securities To Be	Amount To Be		Offering Price Per	Aggregate Offering	Amount of
Registered	Registered		Share(3)	Price(3)	Registration Fee(4)

Common Stock, par value $0.01 per share	4,500,000	(1)	$19.72	$88,740,000	$8,164.08
Common Stock, par value $0.01 per share	562,500	(2)	$19.72	$11,092,500	$1,020.51
Total	5,062,500			$99,832,500	$9,184.59

(1)	Represents 4,500,000 shares reserved for issuance pursuant to future grants of stock options under the Province Healthcare Company 1997 Long-Term Equity Incentive Plan, plus such additional number of shares as may be required pursuant to the Province Healthcare Company 1997 Long-Term Equity Incentive Plan in the event of a stock dividend, reverse stock split, recapitalization or other similar event.

(2)	Represents 562,500 shares reserved for issuance pursuant to future grants of stock options under the Province Healthcare Company Employee Stock Purchase Plan, plus such additional number of shares as may be required pursuant to the Province Healthcare Company Employee Stock Purchase Plan in the event of a stock dividend, reverse stock split, recapitalization or other similar event.

(3)	Estimated solely for purposes of computing the registration fee.

(4)	Calculated pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, on the basis of $19.72 per share, which was calculated based on the average of the high and low selling prices of the common stock of the registrant as reported on the New York Stock Exchange on July 19, 2002.

REOFFER PROSPECTUS
July 25, 2002

PROVINCE HEALTHCARE COMPANY

12,620,286 Shares: Province Healthcare Company 1997 Long-Term Equity Incentive Plan
1,125,000 Shares: Province Healthcare Company Employee Stock Purchase Plan
Common Stock
($.01 par value)

     This prospectus has been prepared for use by certain of our affiliates and employees in connection with the resale of up to an aggregate of 12,620,286 shares of common stock, par value $.01 per share, which have been or may be issued under the Province Healthcare Company 1997 Long-Term Equity Incentive Plan, as amended and restated (the “Incentive Plan”) or upon the exercise, subsequent to the date of this prospectus, of stock options granted pursuant to the Incentive Plan, and 1,125,000 shares of common stock, which may be issued under the Province Healthcare Company Employee Stock Purchase Plan, as amended and restated (the “Purchase Plan”) or upon the exercise, subsequent to the date of this prospectus, of stock options granted pursuant to the Purchase Plan. See “Selling Shareholders.”

     This prospectus may only be used in conjunction with a supplement which contains the names of the selling shareholders and the amount of shares of common stock to be reoffered by them except with respect to sales by nonaffiliates of no more than the lesser of 1,000 restricted shares or one percent of the shares issuable under the applicable plan.

     We will not receive any proceeds from the sale of the shares by the selling shareholders. We will bear all expenses (other than underwriting discounts and selling commissions, and fees and expenses of counsel and other advisors to the selling shareholders) in connection with the registration of the shares being offered by the selling shareholders.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
PROSPECTUS. ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE.

AVAILABLE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
THE COMPANY
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II
SIGNATURES
Opinion of Waller Lansden Dortch & Davis, PLLC
Consent of Ernst & Young LLP

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AVAILABLE INFORMATION

     We have filed a registration statement on Form S-8 with the Securities and Exchange Commission covering the securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about the securities.

     In addition, we file reports, proxy statements and other information with the SEC. You also may read and copy this information at the following locations of the SEC:

Public Reference Room 450 Fifth Street, N.W Room 1024 Washington, D.C. 20549	New York Regional Office 233 Broadway New York, New York 10048	Chicago Regional Office Northwestern Atrium Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661-2511

     You also may obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms and their copy charges. Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. In addition, our reports, proxy statements and other information also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed with the Commission by us (Reg. No. 0-23639) pursuant to the Exchange Act are incorporated by reference into this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002;

•	our current reports on Form 8-K, dated June 4, 2002, May 16, 2002, April 10, 2002, March 25, 2002 and February 27, 2002;

•	our definitive proxy statement on Schedule 14A relating to the annual meeting of shareholders held on May 22, 2002; and

•	the description of our common stock contained in our registration statement on Form 8-A, filed on May 8, 2002.

     In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

     Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated by reference herein) modifies or supersedes such

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statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

THE COMPANY

     We are a healthcare services company focused on acquiring and operating hospitals in attractive non-urban markets in the United States. As of July 24, 2002, we owned or leased 20 general acute care hospitals in 13 states with a total of 2,315 licensed beds, and managed 35 hospitals in 14 states, with a total of 2,863 licensed beds. We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 105 Westwood Place, Suite 400, Brentwood, Tennessee 37027, and our telephone number is (615) 370-1377.

USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares of our common stock by the selling shareholders.

SELLING SHAREHOLDERS

     The issuance of shares of common stock (i) pursuant to the Incentive Plan or upon the exercise, subsequent to the date of this prospectus, of stock options granted pursuant to the Incentive Plan; and (ii) pursuant to the Purchase Plan or upon the exercise, subsequent to the date of this prospectus, of stock options granted pursuant to the Purchase Plan has been registered under the Securities Act of 1933 (the “Securities Act”) by a Registration Statement on Form S-8. This prospectus is to be used in connection with any resales by persons who may be considered “affiliates” of the Company within the meaning of the Securities Act of our common stock acquired pursuant to the Plans after the date of the Registration Statement and other persons who, although not affiliates, may hold restricted securities previously issued through an employee benefit plan.

     At the date of this prospectus, we do not know the names of persons who intend to resell shares of our common stock acquired pursuant to the Plans. The selling shareholders will be either (a) employees or executive officers of us or our subsidiaries who have been or may be granted options to purchase our common stock under the Incentive Plan or (b) our employees who may be granted options to purchase shares of our common stock under the Purchase Plan. We will supplement this prospectus with the names of the selling shareholders and the amount of shares of common stock to be reoffered by them as that information becomes known, unless such selling shareholders are not “affiliates” of the Company within the meaning of the Securities Act and are selling no more than the lesser of 1,000 shares or one percent of the shares issuable under the applicable plan.

PLAN OF DISTRIBUTION

     The shares may be offered by the selling shareholders from time to time in transactions on the New York Stock Exchange, in negotiated transactions, through the writing of options on the shares, or a combination of such methods of sale, at prices related to prevailing market prices or at negotiated prices. The selling shareholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares for which such broker-dealers may act as

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agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

LEGAL MATTERS

     The validity of the shares of our common stock offered hereby will be passed upon for us by Waller Lansden Dortch & Davis, PLLC, Nashville, Tennessee.

EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING HEREIN CONTAINED AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

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EXPLANATORY NOTE

     This registration statement is being filed solely for the purpose of registering 4,500,000 additional shares of our common stock issuable pursuant to our 1997 Long-Term Equity Incentive Plan, as amended and restated, and 562,500 additional shares of our common stock issuable pursuant to our Employee Stock Purchase Plan, as amended and restated. The additional shares were added pursuant to amendments to both plans adopted by our Board of Directors and our shareholders at the May 22, 2002 Annual Meeting. The total number of shares issuable under our 1997 Long-Term Equity Incentive Plan is 12,620,286, of which 8,120,286 shares (as adjusted for two three-for-two stock splits effected in the form of stock dividends on each of September 28, 2000 and April 30, 2002) were previously registered on registration statements on Form S-8 (Reg. Nos. 333-56987 and 333-42838). The total number of shares issuable under our Employee Stock Purchase Plan is 1,125,000, of which 562,500 shares (as adjusted for two three-for-two stock splits effected in the form of stock dividends on each of September 28, 2000 and April 30, 2002) were previously registered on a registration statement on Form S-8 (Reg. No. 333-56987). Under general instruction E to Form S-8, the information contained in our registration statements on Form S-8, Registration Nos. 333-56987 and 333-42838, are incorporated herein by reference thereto, and the securities registered hereunder are the same class as those securities previously registered under those registration statements.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended. Such documents need not be filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

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PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission by us (Reg. Number 0-23639) are incorporated by reference as of the dates hereof:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002;

•	our current reports on Form 8-K, dated June 4, 2002, May 16, 2002, April 10, 2002, March 25, 2002 and February 27, 2002;

•	our definitive proxy statement on Schedule 14A relating to the annual meeting of shareholders held on May 22, 2002; and

•	the description of our common stock contained in our registration statement on Form 8-A filed on May 8, 2002.

     In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

     Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     The registrant’s certificate of incorporation provides that, to the fullest extent provided by Delaware law, no director of the registrant shall be liable to the registrant or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the registrant or its stockholders. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for:

•	breach of the director’s duty of loyalty;

•	acts or omissions not in good faith, intentional misconduct or a knowing violation of the law;

•	the unlawful payment of a dividend or unlawful stock purchase or redemption; and

•	any transaction from which the director derives an improper personal benefit.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     The registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description of Exhibits

3.1	Amended and Restated Certificate of Incorporation of Province Healthcare Company, as filed with the Delaware Secretary of State on June 16, 2000. (1)

3.2	Amendment to the Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on May 23, 2002. (2)

3.3	Amended and Restated Bylaws of Province Healthcare Company. (2)

5.1	Opinion of Waller Lansden Dortch & Davis, PLLC (3)

23.1	Consent of Waller Lansden Dortch & Davis, PLLC (included in the opinion filed as Exhibit 5.1)

23.2	Consent of Ernst & Young LLP (3)

24.1	Power of Attorney (included on page II-5)

(1)	Incorporated by reference to the exhibits filed with the registrant’s quarterly report filed on Form 10-Q, for the quarterly period ended June 30, 2000 Commission File No. 0-23639.

(2)	Incorporated by reference to the exhibits filed with the registrants Registration Statement on Form S-3/A, filed on May 28, 2002, Registration. No. 333-86578.

(3)	Filed herewith.

Item 9. Undertakings. The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

	(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

	(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on July 24, 2002.

PROVINCE HEALTHCARE COMPANY

By:	/s/ Martin S. Rash Martin S. Rash Chairman and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below on this registration statement hereby constitutes and appoints Martin S. Rash his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments to this registration statement (including post-effective amendments and amendments thereto) and registration statements registering additional securities under Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing, ratifying and confirming all that such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Martin S. Rash Martin S. Rash	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	July 24, 2002

/s/ Stephen M. Ray Stephen M. Ray	Senior Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	July 24, 2002

/s/ John M. Rutledge John M. Rutledge	President, Chief Operating Officer and Director	July 24, 2002

/s/ Winfield C. Dunn Winfield C. Dunn	Director	July 24, 2002

/s/ Paul J. Feldstein Paul J. Feldstein	Director	July 24, 2002

/s/ David R. Klock David R. Klock	Director	July 24, 2002

Joseph P. Nolan	Director

/s/ David L. Steffy David L. Steffy	Director	July 24, 2002